China RitarPower Corp. Elects to Voluntarily Delist From the Nasdaq Stock Market

Shenzhen, China, June 23, 2011

China Ritar Power Corp. (the “Company”), today announced its intent to voluntarily delist the Company’s common stock from the NasdaqGlobal Stock Market (“Nasdaq”).  The Board determined that maintaining the listing has imposed difficult burdens and high costs on the Company.  The Company has immediately proceeded with delisting by providing a written notice to Nasdaq on June 23, 2011 of its intention to delist and will file a Form 25 with the Securities Exchange Commission on or around July 5, 2011.  The Company expects the delisting from Nasdaq to become effective July 15, 2011, ten days after filing its Form 25.

Upon delisting from the Nasdaq, the Company expects that trading of the Company’s common shares by shareholders may be effected through quotations on the Pink OTC Market (a centralized quotation service that collects and publishes market maker quotes for securities). This will require at least one market maker to quote the Company’s common shares on the Pink OTC Market after the market maker complies with Pink OTC Market rules.  There is no assurance that a market maker will comply with those rules. The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

The Company has previously reported its receipt of notices from Nasdaq indicating that the Company is not in compliance with Nasdaq listing requirements contained in Marketplace Rule 5250(c)(1), which requires timely filing of SEC periodic reports due to the failure to timely file its annual report on Form 10-K for the fiscal year ended December 31, 2010 and its quarterly report on Form 10-Q for the three months ending March 31, 2011.

About China Ritar

China Ritar designs, develops, manufactures and markets environmentally friendly lead acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Power Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries.  Products are sold worldwide with sales in 81 countries including China, India, and numerous markets in Europe and the Americas. Additional information can be found at the Company’s website http://www.ritarpower.com.